UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported):  August 30, 2005

                    Dial Thru International Corporation
           ------------------------------------------------------
           (Exact name of Registrant as specified in its charter)


          Delaware                     0-22636                 75-2461665
 ----------------------------    ---------------------    -------------------
 (State or other jurisdiction    (Commission File No.)      (I.R.S. Employer
       of incorporation                                   Identification No.)

                     17383 Sunset Boulevard, Suite 350
                       Los Angeles, California 90272
       ------------------------------------------------------------
       (Address of principal executive offices, including Zip Code)


     Registrant's telephone number, including area code (310) 566-1700


                              Not Applicable
       -------------------------------------------------------------
       (Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [ ] Written communications pursuant to Rule 425 under the Securities
     Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to  Rule 14a-12 under the Exchange
     Act (17 CFR 240.14a-12)

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01   Entry into a Material Definitive Agreement

 On August 30, 2005, Dial Thru International, Corporation (the "Company") entered into a binding letter of intent to acquire certain assets, including but not limited to the customer base (collectively, the "Assets"), of Integrated Communications, Inc, a Delaware corporation that is an international long distance carrier providing Voice over Internet Protocol services to retail customers in the United States, and wholesale services to customers worldwide ("Integrated"). In consideration for the acquisition of the Assets, the Company will issue to Integrated:

       (a) up to an aggregate of 1,500,000 shares of the Company's common stock to be issued as follows: (i) 750,000 shares of common stock within five days of the closing, provided that Integrated's total monthly gross revenue from its retail and wholesale customer base prior to the closing date is in excess of $300,000 per month with a minimum gross margin of $40,000; and (ii) 750,000 shares immediately following the 12-month anniversary of the closing date (the "Earn-Out Shares") if (A) aggregate retail revenue for the Company's Integrated division (the "Division") for the 12-month period following the closing date is in excess of $1,500,000 with a related gross margin of $350,000, and (B) aggregate wholesale revenue for the Division for the 12-month period following the closing date exceeds $2,100,000 with a related gross margin of not less than $130,000; provided, however, that if the gross revenue targets are not achieved by the Division, then the number of Earn-Out Shares will be proportionately reduced based on the actual revenue and margin amounts achieved by the Division; and

       (b) warrants to purchase up to 1,000,000 shares of the Company's common stock as follows: 250,000 warrants to be issued each quarter, the exercise price to be determined on the grant date, provided that retail and wholesale revenue and gross margin increase by a minimum of 25% each quarter, as measured against the immediately preceding quarter.

 The Company will grant piggy-back registration rights to Integrated, whereby the Company will register the stock issued in connection with the acquisition if the Company files any registration statement after the closing date, subject to customary conditions and limitations.

 The closing date is expected to occur no later than September 30, 2005, unless postponed by mutual consent of the parties. The acquisition is subject to the execution of a definitive acquisition agreement with mutually acceptable terms and is subject to customary closing conditions. In the event Integrated terminates the letter of intent prior to the execution of a definitive agreement, it must pay the Company a break-up fee in the amount of $100,000 cash. However, Integrated will not be required to pay a break-up fee if the letter of intent is terminated prior to the execution of a definitive agreement due to a breach of the letter of intent by the Company or for any reason beyond the control of either party. Furthermore, if the Company is not able to raise approximately $1,000,000 within 90 days of the signing of the Letter of Intent, Integrated shall have the right to terminate the Letter of Intent without paying the break-up fee.


 Item 7.01   Regulation FD Disclosure.

 On September 6, 2005, the Company issued a press release ("Press Release") announcing the signing of a binding letter of intent to acquire certain assets and the customer base of Integrated Communications. A copy of the Press Release is attached as Exhibit 99.2 and is incorporated by reference herein.


 Item 9.01.  Financial Statements and Exhibits.

 c) Exhibits

 Exhibit Number    Description
 --------------    ----------------------------------------------------------
    99.1           Letter of Intent to acquire Integrated Communications, Inc.

    99.2           Press release dated September 6, 2005



                                  SIGNATURES


 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              Dial Thru International Corporation


 Date:  September 6, 2005     By: /s/ Allen Sciarillo
                                  -----------------------------------------
                                  Allen Sciarillo
                                  Chief Financial Officer, Secretary,
                                  (Principal Accounting Officer and
                                  Principal Financial Officer) and Director